Exhibit 99.1

May 10, 2004

FOR IMMEDIATE RELEASE

Contact:	John J. Griffith
Investor Relations Department
(402) 514-5336

Commercial Federal Corporation Announces Dividend Increase

OMAHA, Neb., May 10, 2004 — Commercial Federal Corporation (NYSE: CFB), one of the largest financial institutions in the Midwest, today announced its Board of Directors authorized an 8 percent increase in the quarterly cash dividend. The new dividend rate will be $0.135 per share effective July 8, 2004 to shareholders of record as of June 24, 2004.

“Reflecting our confidence in the Company’s growth, we are increasing the dividend rate to enhance continuing shareholder value. Over the past five years, Commercial Federal’s dividend has grown at an average annual rate of 16%,” noted William A. Fitzgerald, chairman and chief executive officer.

Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $12.3 billion federal savings bank that operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal provides consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, brokerage and insurance services, and Internet banking.

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